                                   PERY LOGO

                                                                    Exhibit 99.1

Company Contact:
Rosemary Trudeau
Vice President, Finance
Perry Ellis International
(305) 592-2830

Awadhesh Sinha,
Chief Operating Officer
Salant Corporation
(212) 536-5425

Investor Relations:
James Palczynski
Integrated Corporate Relations
(203) 222-9013

         Perry Ellis International Agrees to Acquire Salant Corporation.



       . Transaction expected to be presently accretive -- $0.25 to $0.30 per share
                  . Consolidates control of the Perry Ellis brand
                      . Enhances platform for future growth

MIAMI -- (BUSINESS WIRE)--February 4, 2003-- Men's fashion leader Perry Ellis International, Inc. (NASDAQ:PERY) today announced that it has entered into a definitive merger agreement to acquire Salant Corporation (OTC BB: SLNT.OB), a leading designer, marketer and distributor of menswear. The total merger consideration is $91 million, comprised of approximately $52 million in cash and approximately $39 million worth of newly issued Perry Ellis common stock. Salant stockholders will receive approximately $9.37 per share in value comprised of at least $5.35 per share in cash and not more than $4.02 per share of Perry Ellis common stock. The Board of Directors of both Perry Ellis International and Salant have unanimously approved the merger agreement.

Salant licenses the categories of Perry Ellis men's sportswear, dress shirts, dress bottoms and accessories and derived approximately $170 million or 70% of its estimated 2002 revenues from the sale of Perry Ellis products. Salant is the Company's largest licensee of Perry Ellis branded apparel. According to Salant's management the remaining approximately $80 million of Salant's estimated $250 million 2002 revenues is made up of sales of the Salant owned brands, Axis(R) and Tricots St. Raphael(R), sales under license agreements for use of the JNCO(R) and Ocean Pacific(R) brands, as well as, several private label programs.

George Feldenkreis, Chairman and CEO of Perry Ellis International, said, "I am very pleased to announce that with this acquisition we will have successfully consolidated control over the Perry Ellis brand. This transaction and its precursor, our April 1999 acquisition of the Perry Ellis trademarks, have immensely strengthened our company and provided us with many opportunities for growth and diversification. Not only do we believe that this transaction will be highly beneficial for our shareholders from a financial perspective, but it should also take our company to the next level with respect to infrastructure and capacity for future growth. We are particularly excited with the depth and quality of the management at Salant and are looking forward to the value they will bring to our organization."

Mr. Feldenkreis continued, "In today's highly competitive retail environment, building and maintaining strong brands is key to long-term success. With the consummation of this transaction we can fulfill the grand vision that Mr. Ellis had for his brands. This transaction should allow us to exercise greater control of the brand's major product categories, more effectively rationalize distribution channels of Perry Ellis sub-brands and enhance our efforts to build a stronger domestic and international licensing businesses. Furthermore, with this transaction, we will acquire two additional strong brands in Axis(R) and Tricots St. Raphael(R), which have great name recognition at premium retailers, to add to our family of brands. Finally, we believe that the pace of consolidation in our industry will accelerate, as suppliers must structure themselves to deal with the ever-increasing size of our retail customers. This transaction positions us to be one of the leaders in our industry in this changing landscape."

Timothy Page, Chief Financial Officer of Perry Ellis International, said, "This transaction is very compelling from a financial perspective, as it is expected to add significant revenue and earnings growth, strengthens our balance sheet and should significantly increase the public float of our stock resulting in greater liquidity for our shareholders. Specifically, the acquisition is expected to add approximately $230 million to $250 million in annual revenues; resulting in projected fiscal 2004 revenues, on an annualized basis, of approximately $580 million to $600 million. We anticipate that the acquisition should be immediately accretive from an earnings perspective, before the impact of any cost savings or post-integration operational synergies. On an annualized basis, earnings per share are expected to increase approximately $0.25 to $0.30 per fully diluted, post merger share. Furthermore, we believe we have the opportunity to unlock significant cost savings and operating synergies which should further benefit our future results."

Oscar Feldenkreis, President and COO of Perry Ellis International concluded, "This is an exciting time for Perry Ellis International. Not only have we been able to improve our operating results this year despite a highly challenging market environment, but also, we have been able to continue to focus on the long term by executing strategies to enhance and extend our portfolio of brands. We are encouraged that our suite of brands, which includes not only Perry Ellis(R), but also

Jantzen(R), Munsingwear(R), John Henry(R), Grand Slam(R), Natural Issue(R), Cubavera(R), and some of our licensed brands such as Nike(R), PING(R), Tommy Hilfiger(R) and NAUTICA(R) are performing very well at retail. With this transaction, we have now achieved the critical mass needed to unlock the potential of these brands. We remain very confident that we have a compelling opportunity to build one of our industry's great companies."

Michael Setola, Chairman and CEO of Salant, said, "The accomplishments of the entire Salant team should be recognized in this merger with Perry Ellis International. Their efforts in rebuilding value in Salant since the company's reorganization in 1999 will now be fully realized. We expect that our stockholders, brands, management and our employees will receive the benefits of this merger in the short and long-term."

Mr. Setola continued, "The increasingly competitive nature of our industry will require strong brands with talented management teams, supported by highly efficient operating platforms to grow and flourish in the years ahead. I am confident that this union provides each of those components to the enhanced organization of Perry Ellis. This is a great opportunity for both companies to further improve its leadership position in the menswear industry."

The transaction requires approval by the stockholders of both Salant and Perry Ellis International, and is subject to SEC approval, H-S-R regulatory review, the absence of material adverse changes, and certain other customary closing conditions. The transaction is expected to close before the end of Perry Ellis' second quarter. Perry Ellis International was advised in this transaction and received a fairness opinion from Sawaya Segalas & Co., LLC. Stone Ridge Partners LLC is serving as financial advisor to Salant and provided a fairness opinion to Salant's board of directors.

The merger agreement provides for the merger of a Perry Ellis subsidiary into Salant after which Salant will operate as a direct, wholly owned subsidiary of Perry Ellis International. The merger agreement provides that each share of Salant common stock will be converted into the right to receive approximately $9.37 in value, comprised of at least $5.35 in cash and not more than $4.02 per share of Perry Ellis common stock. The exact fraction of a share of Perry Ellis common stock that the Salant stockholders will receive for each of their Salant shares will be determined based on the Nasdaq average closing sale price of the Perry Ellis common stock for the 20-consecutive trading day period ending three trading days before the closing date.

The merger agreement provides that the maximum number of shares of Perry Ellis common stock to be issued in the merger will be limited to 3,250,000; in which case, the remaining merger consideration will be paid in cash. Assuming the Perry Ellis' average 20-day closing sale price was $17.54, yesterday's closing stock price, the exchange ratio would be 0.2289 and the number of shares issued in the transaction would be approximately 2.2 million. As of January 31, 2003, Perry Ellis International had 6,550,140 million shares of common stock outstanding on a fully diluted basis and Salant had 9,712,809 million shares of common stock outstanding on a fully diluted basis. In addition, George Feldenkreis, Perry Ellis International's Chairman and CEO, and Oscar Feldenkreis, Perry Ellis International's President and COO, have each agreed to vote in favor of the issuance of the Perry Ellis common stock in the transaction. The issuance of the Perry Ellis common stock requires the approval of Perry Ellis' shareholders under applicable Nasdaq-NMS listing regulations. Finally, Perry Ellis International has agreed to file and maintain in effect a registration statement for Salant affiliates to enable them to resell the shares of Perry Ellis common stock they receive in the merger without legal restriction.

About Perry Ellis International

Perry Ellis International markets products in over 40 different categories under the Perry Ellis(R), Perry Ellis Portfolio(R) and Perry Ellis America(R) trademarks. Perry Ellis products are available in the United States and in more than 26 countries with worldwide retail sales of over $1.5 billion. Supreme International, a division of Perry Ellis, markets and distributes products, both domestically and internationally bearing the trademarks it owns including Munsingwear(R), John Henry(R), Manhattan(R), and Cubavera(R), and trademarks for which it has a license, including the PING(R) Collection and NAUTICA(R) trademarks. Jantzen, a division of Perry Ellis, markets and distributes products bearing the trademarks it owns including the Jantzen(R) and Southpoint(R) and trademarks for which it has a license, including the Nike(R) and Tommy Hilfiger(R) trademarks.

About Salant Corporation

Salant Corporation designs, produces, imports and markets to retailers throughout the United States brand name and private-label menswear apparel products. Salant sells its products to department stores, specialty stores, major discounters and national chains. As an adjunct to its apparel operations Salant operates 39 retail outlet stores in various parts of the United States. Salant operates in two business segments, men's apparel wholesale and retail outlet operations. In fiscal 2001, Salant's ongoing wholesale business was primarily comprised of Perry Ellis products. Salant markets accessories, dress shirts, slacks and sportswear under the Perry Ellis(R) and Portfolio by Perry Ellis trademarks. Salant also markets products under its Tricots St. Raphael(R) and Axis(R) trademarks and a limited amount of private-label products.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is important to note that the actual results of Perry Ellis and Salant could differ materially from those expressed or indicated in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, integration of acquisitions, import restrictions, competition, seasonality and other factors. Other risks and uncertainties are detailed in the Perry Ellis' and Salant's filings with the Securities and Exchange Commission, including Perry Ellis' annual report on Form 10-K filed for the year ended January 31, 2002 and Salant's annual report on Form 10-K for the year ended December 27, 2002. Any forward-looking statements speak only as of the date hereof and Perry Ellis disclaims any intent or obligation to update such statement.

Additional Information

Perry Ellis International ("PEI") will file a Registration Statement on SEC Form S-4 and Perry Ellis International and Salant will file a Joint Proxy Statement/Prospectus with the SEC in connection with the merger, and PEI and Salant will mail to their respective stockholders a Joint Proxy Statement/Prospectus containing information about the merger and the two companies. Investors and stockholders are urged to read the registration statement and the Joint Proxy Statement/Prospectus carefully when they become available. The registration statement and the Joint Proxy Statement/Prospectus will contain important information about each of PEI and

Salant, the merger, the persons who will be soliciting proxies relating to the merger, their interests in the merger and related matters and information. Investors and stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may also be obtained by contacting each of the companies' Investor relations Departments, as follows:

For PEI: Rosemary Trudeau (305) 418-1294
e-mail: Rosemary.Trudeau@perryellis.com

For Salant: Awadhesh Sinha: (212) 536-5425
e-mail: asinha@salant.com

PEI, Salant and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the respective stockholders of PEI and Salant with respect to the transactions contemplated by the merger agreement. The Joint Proxy Statement/Prospectus will contain important information about the persons soliciting the proxies relating to the merger and their interests in such transaction. Information regarding PEI's officers and directors is included in PEI's definitive proxy statement on
Schedule 14A filed by PEI with the SEC on May 7, 2002 for its 2002 Annual Meeting of Stockholders. Information regarding Salant's officers and directors is included in Salant's definitive proxy statement on Schedule 14A filed by Salant with the SEC on May 15, 2002 for its 2002 Annual Meeting of Stockholders. Free copies of these documents also may be obtained from the SEC's website or from each of the companies' Investor Relations Departments, as described in the preceding paragraph.